Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Alere Inc.
Waltham, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85658, 333-87180, 333-102577, 333-107288, 333-110715, 333-110716, 333-116659, 333-124461, 333-128017, 333-134412, 333-134574, 333-138889, 333-138919, 333-145249 and 333-158542) and Form S-8 (Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996, 333-106994 and 333-128937, 333-139878, 333-144258, 333-145893, 333-147242, 333-147585, 333-148573, 333-149264, 333-150793, 333-152362, 333-160279, 333-160280 and 333-161373) of Alere, Inc. (formerly known as Inverness Medical Innovations, Inc.) (the “Company”) of our report dated February 26, 2010, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010.
/s/ BDO USA, LLP
BDO USA, LLP (formerly known as BDO Seidman, LLP)
Boston, Massachusetts
April 29, 2011